UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2006 (February 15, 2006)

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-07541	13-1938568
(State of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

225 Brae Boulevard
Park Ridge, New Jersey		07656-0713
(Address of principal executive offices)		(Zip Code)

(201) 307-2000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On February 15, 2006, the Boards of Directors of The Hertz Corporation (“Hertz”) and its ultimate parent corporation, CCMG Holdings, Inc. (“CCMG”) jointly approved the CCMG Holdings, Inc. Stock Incentive Plan (the “Stock Incentive Plan”).  The Stock Incentive Plan provides for the sale of shares of CCMG stock to named executive officers, other key employees and directors of Hertz and its subsidiaries as well as the grant of stock options to purchase shares of CCMG stock to those individuals.  The Board of Directors of CCMG (the “Board”) selects the officers, employees and directors eligible to participate in the Stock Incentive Plan and either the Board or the Compensation Committee of CCMG (the “Compensation Committee”) may determine the specific number of shares to be offered or options to be granted to an individual officer, employee or director.  A maximum of 25 million shares are reserved for issuance under the Stock Incentive Plan.

All shares of CCMG sold pursuant to the Stock Incentive Plan will be sold for a purchase price equal to no less than the fair market value of one share of CCMG stock on the date of purchase.  All option grants under the Stock Incentive Plan will be non-qualified options with a per-share exercise price equal to no less than the fair market value of one share of CCMG stock on the grant date.  Any stock options granted will generally have a term of ten years and, unless otherwise determined by the Board or the Compensation Committee, will vest in five equal annual installments.  The Board or the Compensation Committee may accelerate the vesting of an option at any time.  In addition, vesting of options will be accelerated if CCMG experiences a change in control (as defined in the Stock Incentive Plan) unless options with substantially equivalent terms and economic value are substituted for existing options in place of accelerated vesting.  Vesting of options will also be accelerated upon an employee’s death or disability (as defined in the Stock Incentive Plan).  In the event of the termination of an employee’s employment for cause (as defined in the Stock Incentive Plan), all options held by the employee will be automatically canceled.  If an employee’s employment is terminated without cause, any vested options held by the employee at the time of termination will remain outstanding until the earlier of the expiration of their term and 60 days following the date of termination of employment (180 days in the case of a termination by reason of death or disability).  All shares and options issued pursuant to the Stock Incentive Plan are subject to contractual and legal transfer restrictions, including a prohibition on any transfer of any shares prior to the first to occur of a public offering of shares of CCMG and December 21, 2009 (other than with CCMG’s consent or upon the employee’s death by will or by the laws of descent and distribution).  In addition, prior to the consummation of a public offering of shares of CCMG, shares issued pursuant to the Stock Incentive Plan are subject to certain repurchase rights of CCMG and its majority stockholders.  Furthermore, prior to a public offering, in the event of a termination without cause, or by reason of death, disability or retirement at or after normal retirement age, an employee will have the right to sell his or her purchased shares to CCMG, subject to CCMG having the ability to repurchase such shares under the terms of its financing agreements.

Each employee who acquires shares pursuant to the Stock Incentive Plan (either as a result of a direct purchase or upon exercise of an option) receives an Employee Stock Subscription Agreement setting forth all of the terms and conditions applicable to the shares (including an irrevocable proxy giving CCMG’s majority shareholders the right to collectively vote any such shares until the consummation of a public offering).  Similarly, each employee who is granted options pursuant to the Stock Incentive Plan receives an Employee Stock Option Agreement setting forth all of the terms and conditions applicable to the options.

The Board may terminate or suspend the Stock Incentive Plan at any time, and may amend or modify the Stock Incentive Plan from time to time; provided that no amendment, modification, termination or suspension of the Stock Incentive Plan may adversely impact any award outstanding under the Stock Incentive Plan without participant consent.  Unless sooner terminated by the Board, the Stock Incentive Plan will remain in effect until February 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION
(Registrant)

	By:	/s/ Paul J. Siracusa
	Name:	Paul J. Siracusa
	Title:	Executive Vice President and
Chief Financial Officer

Date: February 17, 2006